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                                                        Exhibit 99.2


         Report of Independent Accountants on Financial Statement Schedules


To the Board of Directors
of Michael Baker Corporation


Our audits of the consolidated financial statements referred to in our report dated February 16, 1996 (except as to Notes 6 and 12, which are as of March 22,
1996), appearing within the Exhibit 13.1 which has been incorporated by reference into various items of Michael Baker Corporation's Annual Report on Form 10-K, also included an audit of the Financial Statements Schedules as of and for the years ended December 31, 1995 and 1994, listed in Item 14(a)(2) of this Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Pittsburgh, Pennsylvania
February 16, 1996